                                                                   EXHIBIT 21.1



Subsidiary                                           Jurisdiction of Incorporation/Formation
----------                                           ---------------------------------------
Cableshare B.V.                                      Netherlands
Cable Share International Inc.                       Barbados
Cableshare (U.S.) Limited                            Illinois
Interactive Channel, Inc.                            Delaware
Interactive Channel Technologies Inc.                Ontario, Canada
IT Network, Inc.                                     Delaware
1229501 Ontario Inc.                                 Ontario, Canada
997758 Ontario Inc.                                  Ontario, Canada
SMI Holdings, Inc.                                   Texas
SourceSuite LLC (1)                                  Delaware

(1) The Company directly owns 50% of the membership interests and acts as the manager of SourceSuite LLC.